Exhibit 99.1

Rayonier Advanced Materials Announces Comprehensive Strategic Alternatives Review to Maximize Shareholder Value

Establishes Interim Office of the Chief Executive Officer

April 20, 2026 JACKSONVILLE, Fla.-- Rayonier Advanced Materials Inc. (“RYAM” or the “Company”) today announced that the Company is engaged in a formal process to explore strategic alternatives to maximize shareholder value. In connection with the strategic alternatives review, the Company has engaged Morgan Stanley & Co. LLC as its financial advisor and Wachtell, Lipton, Rosen & Katz as its legal counsel.

The Company also announced that its Board of Directors (“Board”) has established an interim Office of the Chief Executive Officer (“OFC”) following the resignation of President and CEO Scott M. Sutton, effective immediately. The OFC will comprise current executives to guide the Company through this transition period, including Marcus J. Moeltner, Chief Financial Officer and Senior Vice President of Finance; Michael Osborne, Vice President of Manufacturing Operations; Christian Ribeyrolle, Senior Vice President of Biomaterials; and R. Colby Slaughter, Senior Vice President, General Counsel and Corporate Secretary.

Lisa M. Palumbo, Non-Executive Chair of RYAM’s Board of Directors, stated, “The Board and management are focused on ways to maximize value for the Company’s stockholders. As we have recently received unsolicited indications of interest, we believe now this is the right time to evaluate options that may further advance that goal. Marcus, Michael, Christian and Colby are seasoned and highly capable leaders who have proven track records of success with RYAM. I am confident that they are well positioned to provide continuity and maintain momentum as the team continues to execute on our value-creating strategy, and the Board works with a leading executive search firm to identify a permanent successor.”

Additionally, a committee of the Board will support the OFC as part of the strategic review process. The strategic review will consider a range of potential strategic, business and financial alternatives, which may include, among other things, a sale of all or part of the Company, a strategic investment, a merger or other business combination, or other strategic or financial alternatives, as well as continuing to execute on the Company’s standalone strategic plan.

The Board remains confident that its approach—which is grounded in disciplined governance, transparency, and a commitment to sustainable value creation—is in the best interests of stockholders, customers, employees and all stakeholders. The Board has not set a timetable for completion of the strategic review and does not intend to provide updates unless and until it is determined that disclosure is appropriate or required by law. There can be no assurance that the strategic alternatives review process will result in any transaction or other strategic change.

Office of the CEO – Member Biographies

Marcus J. Moeltner has served as RYAM’s Chief Financial Officer and Senior Vice President, Finance since July 2019, bringing 35 years of experience across the forest and consumer products industries, including leadership roles at Tembec, Grant Forest Products, and Kimberly‑Clark.

Michael Osborne is Vice President of Manufacturing at RYAM, a role he assumed in April 2023, bringing more than 30 years of manufacturing and leadership experience across Georgia‑Pacific, Arizona Chemical, and Kraton Pine Chemicals, where he most recently served as Vice President, Global Manufacturing.

Christian Ribeyrolle became Vice President Biomaterials in November 2021 following a more than 35-year career in the paper and cellulose specialty business. He started at Tembec in 2003 as General Manager of the Tartas plant in France and went on to lead the HPC Business Unit. He then joined RYAM following the acquisition of Tembec in November 2017.

R. Colby Slaughter has served as RYAM’s Vice President, General Counsel and Corporate Secretary of the Company since March 21, 2020. Prior to that, he was appointed Assistant General Counsel in May 2016. He joined the Company’s predecessor, Rayonier Inc., in January 2013 as Senior Counsel, a role he continued in following the Company’s 2014 spinoff from Rayonier Inc. until his promotion in 2016.

About RYAM

RYAM is a global leader of cellulose and derivatives commonly used in the production of filters, food, pharmaceuticals, high performance plastics, propellants and various industrial applications. RYAM’s specialized assets, capable of creating the world’s leading cellulose specialties products, are also used to produce cellulose viscose pulp, cellulose fluff pulp, high-yield pulp and various value-added derivatives, including paperboard, biofuels, bioelectricity and lignin. With manufacturing operations in the U.S., Canada and France, RYAM generated $1.5 billion of revenue in 2025. More information is available at www.RYAM.com.

Forward-Looking Statements

Certain statements in this press release may constitute forward-looking statements within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which can be identified by words such as “may”, “intend”, “believe”, “expect”, “anticipate”, “continue”, or other comparable words and references to future periods. These statements involve a number of risks and uncertainties and RYAM cautions that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in RYAM’s Annual Report on Form 10-K and its quarterly reports on Form 10-Q, as well as other filings with the securities commissions.

Media
Ryan Houck
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Investors
Daniel Bradley
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